Exhibit (e)(1)(ii)

AMENDED AND RESTATED SCHEDULE OF PORTFOLIOS

with respect to the

DISTRIBUTION AGREEMENT

between

ING VARIABLE PRODUCTS TRUST

and

ING FUNDS DISTRIBUTOR, LLC

Portfolios

ING International Value Portfolio

ING MidCap Opportunities Portfolio

ING SmallCap Opportunities Portfolio